                                                                    Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Form S-3 (Nos. 333-108726, 333-105917 and 333-73216) and Form S-8 (Nos. 333-118773,
333-105907, 333-101756, 333-92328, 333-65198, 333-57096, 333-44012, 333-87127
and 333-57875) of our reports dated February 2, 2005, with respect to (1) the consolidated financial statements of Neurocrine Biosciences, Inc., and (2) management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Neurocrine Biosciences, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004.


                                                       /s/ ERNST & YOUNG LLP
San Diego, California
February 14, 2005